Exhibit 10.1

Shogun Investment Group, Ltd.

DUE DILIGENCE &

CONSULTING AGREEMENT

This Agreement is made this 15"' day of April, 2007, between Desmond and Teresa Keven residents of Las Vegas, Nevada. , hereinafter referred to as (Client) with offices at 3720 West Desert Inn Road, Las Vegas, Nevada 89102. Phone (702) 368-1360 - Fax (702) 368-7955 and Shogun Investment Group, Ltd., a Nevada corporation, hereinafter referred to as, ("Shogun"), with offices at 9116 Covered Wagon Dr. Las Vegas, Nevada 89117. Phone (702) 966-0600 Fax (702) 242-2077. In consideration of the mutual promises contained herein and other good and valuable considerations, it is agreed as follows:

1.

Independent Contractor Status

The relationship between the Client and Shogun created by this agreement is that Shogun is an independent contractor. No agent, employee or servant of Shogun shall be, or shall be deemed to be an employee, agent or servant of the Client. The manner and means of the work to be done is under the sole control of Shogun. None of the benefits provided by the Client to its employees, which includes, but are not limited to compensation insurance and unemployment insurance will be available to Shogun who will be solely and entirely responsible for its acts and for the acts of its agents. employee. servants and subcontractors during the performance of this agreement.

2.

Statement of Agreement Intent

A. Shogun derives its revenues from consulting fees charged client companies, and from capital appreciation of securities obtained as part of the consulting fees from the client that engages Shogun, is to guide the Client in their corporate development activity.

B. Client will make available to Shogun the following information for review:

(1)

Audited Financial Statements for the last two years. Information provided by Client. Audited statement provided from CPA by Shogun.

(2)

Client to provide Shogun with documents required to assist Shogun to become a fully reporting Client listed on the OTCBB.

C. Duties to be performed: by Shogun Investment.

(1)

Prepare for the call of a Special Shareholders Meeting of the purposed public corporation.

(a)

Increase the Capitalization of the Client if necessary

(b)

Change the corporate name

(c)

Ratify an Agreement and Plan of Reorganization

(d)

Elect directors and officer of the new merged Client.

(e)

Authorize a change of State of Domicile at merger if necessary

(2)

Provide audited financial statement of Client.

(3)

Provide legal opinion letter of tradability of company shares publicly Client.

(4)

Prepare the necessary amendments and file same in State of Domicile

(5)

Prepare and file all necessary current State filings

(6)

Prepare Certificate of Merger

(7)

Prepare and mail shareholders' Letter

(8)

Order new up-dated Stock Certificates

(9)

Retain new registrar and transfer agent for the consolidated Client if needed

(10)

File Standard & Poor's CUSIP application

(11)

Establish Resident Agent, State of Domicile

(12)

Prepare and file SB2 - 15c2- 11 and other required filings.

(13)

Prepare and file due diligence packages with at least One Market Maker

(14)

Prepare Certificate of Merger filing for public Client and the State of Domicile if Necessary

(15)

Establish initial market relationships for the corporation with Broker Dealers It is the intent of Client evidenced by their signatures hereto, to employ Shogun to provide the services described above and herein.

2-Keven

ARTICLE 1

1.1

Client hereby contracts Shogun commencing the 15'h day of April, 200' and continuing for a period of one year until Shogun has performed the above-mentioned services, whichever, event shall come first.

1.2

In the event of a merger with sale or a direct sale of Client to another entity occurring between April 15, 2007 and April 15, 2009. Client, agrees to pay Shogun, all the documented expenses incurred which includes word processing, typing, printing, binding, and accounting fees, legal foes, regulatory filing fees and other costs incidental to the fulfillment of listing the Client on the Over The Counter Bulletin Board Exchange (OTC-BB). Or for Pink Sheet Quotations. Expenses will he estimated to be between 535,000 to $40,000 dollars. After the expenses are deducted from the proceeds of any merger and with sale, the Client will pay Shogun Seventy Five percent (75%) of the balance of proceeds from the above transaction. Payment to he made within te-n days of the closing of any merger with sale.

1.3

Shogun will disperse the proceeds proportionally to the eighteen shareholders of Southern State Land Development, Inc., within 15 days from the time the proceeds are received.

1.4

Any changes of the terms of this agreement must have written consent from Shogun.

ARTICLE II

2.1

(Client) agrees that Shogun will have the right to use (Client's) information and consultants when necessary.

ARTICLE III

3.1

After reorganization, Desmond and Teresa Keven will own eighty percent (8O%) of the issued and outstanding shares of the reorganized and consolidated Companies.

ARTICLE IV

4.1

If any portion of this Agreement is determined to be void as against the law or public policy, such provision shall not render the entire Agreement void, but only the invalid portion shall be so construed, and those provisions of this Agreement which are valid and may he carried out without distorting the intent of the parties, as evidenced by this Agreement, shall be entered into and carried out.

3-Keven

4.2

The parties agree that in the event any party to this Agreement shall refuse to perform any of the provisions of this Agreement, the other party hereto shall be entitled to injunctive relief enjoining and restraining the violations of any of the provisions of this Agreement and compelling Specific Performance of this Agreement as herein set forth.

4.3

No departure from this agreement will constitute a waiver or modification of any of the provisions or conditions, or of the rights, or remedies of either of the parties hereto.

4.4

This Agreement is made with reference to the laws of State of Nevada, unless another State may have jurisdiction in this transaction requiring the application of that State's Laws to this particular transaction.

4.5

It is expressly understood that this Agreement shall bind any successors, assigns, Subsidiaries or extensions to the parties hereto.

4.6

It is expressly understood and agreed that Client and Shogun are completely separate entities and are not partners, joint ventures, nor agents for each other in any sense whatsoever and neither party has the power or the right to obligate or bind the other. It is also expressly understood that Shogun has not represented itself as a brokerage firm, venture capital firm or by any other definition a capital raising entity in this transaction.

4.7

This Agreement is complete and constitutes the entire and only contract between all parties hereto it is mutually agreed and understood that no other agreements, statements, inducements or representations, written or verbal have been made or relied upon by either party. The modification hereto or amendments hereto shall be binding when presented in writing and signed by both party.

4.8

This Agreement may he signed in counterpart.

Shogun Investment Group, Ltd.

A Nevada Corporation.

By it's	President/ Director	/s/ Desmond Keven
	President/ Director	Desmond Keven

/s/ Teresa Keven
Teresa Keven

	Signed this 17th day of May 2007	Signed this 21st day of May 2007

4-Keven